Agreement

Party A : Education Information Center of Pudong New Area of Shanghai

Address: No. 13, Lane 180, Ershan Road, Pudong New Area, Shanghai

Phone: 86-21-50709012

Fax: 86-21-50500088

Party B: Shanghai Broadband Network Inc.

Address: Suite 1212-1214, Tomson Commercial Building, 710 Dongfang Road, Shanghai

Phone: 86-21-58305900

Fax: 86-21-58200364

Based on the kindly discussion between party A and party B, party A decides to purchase "IE21 Speaking Software 1.0" from party B along with the relevant services.

1. Software Product

Software Name:

"IE21 Speaking Software 1.0"

Introduction of the Software:

"IE21 Speaking Software 1.0" is developed by Shanghai Broadband Network Inc. based on the most advanced TTS technology (Text to Speech). This software is to convert any English text to the pronunciation by human voice.

The technical core of this product is the conversion from English Text to human voice, and can be expanded to 3 learning application modes. Multi-functions are derived based on these 3 application modes, including some expandable minor functions. Compare with the similar products in the market, this product has stronger functionality, simple and friendly user interface makes it easy to operate.

Please see attachment for the detailed product information.

Software product includes:

    A gift box of software
    12 pcs Software installation Disk: 1 disk for LAN version (including 1 voice library), 10 voice disks (including 9 voice libraries), 1 disk for single station version (including 1 voice library)
    User manual

2. Product Price

Party B provides party A "IE21 Speaking Software 1.0" total 240 sets (Only be used for the 240 schools in Pudong New Area). Total price: RMB 560.000.

3. Payment

Party A shall pay 30% of total amount (RMB 168,000) to party B within certain period after this agreement is signed (within 7 days after receiving the appropriate money from Pudong Community Development Burea). Once receives the 30% payment, party B shall start the installation and testing for the first batch of 20 schools based the time schedule arranged by party A, the first batch of schools should finish the tentative operation by May 1st, 2005. Party A shall finish the evaluation within 10 days from the end of the installation, testing and tentative operation on the first batch. If this software is applicable for the schools in the entire area, party A shall make the second payment, 40% of the total amount (RMB 224.000) to party B within 7 days after the evaluation.

Within 10 days after party B finished training the rest of 220 schools, delivered the products and started to provide technical support and services, party A shall make the payment for the rest 30% of total amount (RMB 168,000)

4. Service Items

1 Party B is responsible for the software installation for the first batch of 20 schools. For the rest schools party B will provide the training and the installation will be done by school themselves. If any school needs the software installed by party B, party B will implement the installation based on the time schedule set by party A.

2 Party B should setup the hot line in working hours, provide services and technical support by phone, fax and e-mail with no extra charge.

3 If any software bug is found and the normal operation is affected, party B shall provide the patch to software with no extra charge.

4 Party B shall provide life system support and 1 time software upgrade with no extra charge.

5 For the further software upgrade, party B should only charge with the market price for the same type of upgrade.

6 Party B will provide a training course to party A's operators with no extra charge, party A and party B will discuss the training method and time.

5. Obligations and Rights of Both Parties

1. Rights and responsibilities of Party A

A) Party A promises that all 240 sets of party B's products will only be used in the scope of 240 schools in Pudong New Area.

B) Party A should provide party B all the contacts of 240 schools (including addresses, phone numbers and names of the contacts) for the convenience of software installation.

C) Party A is responsible for preparing the system operation environment (computer platform)

    Party A shall make the payments according to item 3.
    Party A is responsible for organizing the operators to take over the system and implement normal operation.
    Party A shall use the software under the permission. It is not allowed to decrypt the software by party A or any other person.

2 Rights and responsibilities of Party B

A) Party B promises that the function of the software sold to party A matches the product description.

B) Party B shall provide the high quality services according to this agreement.

C) Party B shall not disclose the confidential data of party A.

D) After party A purchases the software, if there is any software bug, Party B shall correct the software bug with no extra charge.

E) Party B will provide a training course to party A's operators with no extra charge, party A and party B will discuss the training method and content.

F) Once receive the service request from party A, Party B shall solve the normal problem in 24 hours. If it's a difficult problem related to the software product, party B shall arrive the spot to solve the problem in 48 hours.

6. Confidential information

1. Without the permission from party B in written form, if party A copy, pirate or change the product contents provided by party B and once it is confirmed, party A shall pay the reparation and also take the legal responsibility, and the contract will be terminated.

2. If party A need to record the training information, party A shall get the permission from party B and promise not to use information other than training.

7. Default.

If any party disobeys any item of this agreement, the obedience party has the right to ask for the reparation which is the 25% of the total business amount for this agreement.

8. Force majeure

If either party of this agreement fails to perform all or part of its obligations under this agreement under the force majeure, this party shall inform the other party the reason of not performing all or part of its obligations, once the force majeure is proved, delay to perform, partially performing or not performing the agreement is allowed and the responsibilities can be waived partially or totally based on the situation..

9. Dispute resolution

Both parties shall negotiate any dispute occurred in terms of this agreement or its performance in friendly manner; in case no settlement can be reached through the negotiation, either party may send the arbitration request to the Arbitration Committee of the area where this agreement is signed or submit the appeal to the court.

10. Effect of this agreement

1. This agreement will take effect with the signatures and stamps of both parties.

2. After the tentative operation in 20 schools, party A shall provide the evaluation report with 2 months. If party A confirms that this product is not applicable for the rest schools in this area, party A has the right to terminate this contract. There is no refund of the first payment (30% of total amount, RMB 168,000)

3. This agreement has two originals, one for each party.

4. Any items not included in this agreement shall be discussed by both parties.

Party A: Education Info Center of Pudong NA. Party B : Shanghai Broadband Network Inc..
(stamp)	(stamp)
/s/ Jianhua Li	/s/ Xueliang Zhang
Authorized representative::	Authorized representative::
Handling person :	Handling person :
Date: 12/14/04	Date 12/13/04